Exhibit 5.1
NIXON PEABODY LLP

1100 Clinton Square
Rochester, New York 14604-1792
(585) 263-1000
Fax: (585) 263-1600

May 11, 2010

Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

We have acted as counsel to Home Properties, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 filed today by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 50,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company which may be issued from time to time pursuant to the Home Properties, Inc. Director Deferred Compensation Plan, as amended (the “Plan”).

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including: (i) the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as amended to the date hereof (the “Articles of Incorporation”); (ii) the Amended and Restated By-Laws of the Company, as amended to the date hereof (the “By-Laws”); and (iii) certified copies of certain resolutions duly adopted by the Board of Directors of the Company, adopted on May 4, 2010, and of the shareholders of the Company, adopted on May 4, 2010.  As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinion expressed herein.  We assume for the purposes of this opinion that at the time of the issuance the Company has sufficient available authorized and unissued shares.

The opinion stated herein is limited to the federal laws of the United States and the General Corporation Law of the State of Maryland.

Based upon and subject to the conditions and limitations set forth herein, we are of the opinion that:

When the Registration Statement has become effective under the Act and the shares of Common Stock have been issued in accordance with the Plan, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

/s/ Nixon Peabody LLP